Execution Draft

EXHIBIT 10(A)(2)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of October 31, 2007 (the “Effective Date”), by and between Imperial Sugar Company, a Texas corporation (hereafter “Company”) and Robert A. Peiser (hereafter “Executive”), an individual;

W I T N E S S E T H :

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement dated April 11, 2002 and amended as of December 19, 2005;

WHEREAS, the Company and the Executive each desire to amend the terms and conditions upon which Executive will perform services for the Company;

WHEREAS, Company desires to secure the services of the Executive subject to the terms and conditions hereafter set forth; and

WHEREAS, the Executive desires to enter into this Agreement upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1. Definitions.

(a)	“Affiliate” means (1) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (2) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, and (3) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

(b)	“Affiliated Entity” means any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

(c)	“Board” means the Company’s Board of Directors.

(d)	“Cause” means a termination of Executive’s employment directly resulting from (1) an act of dishonesty on the part of Executive constituting a felony which has a direct and adverse effect on the Company, (2) a breach by the Executive of any of the provisions of Sections 11, 12, 13 or 14, if such breach has a material adverse effect on the Company, or (3) the willful, material and repeated nonperformance of Executive’s duties to the Company (other than by reason of Executive’s illness, incapacity or Disability) after written notice from the Board of such nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board believes that Executive has not substantially performed his duties) and his continued willful, material and repeated nonperformance of such duties for at least thirty (30) days after his receipt of such notice; and, for purposes of this clause (3), no act or failure to act on Executive’s part shall be deemed willful unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company (assuming the disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under this Agreement).

(e)	A “Change of Control” shall be deemed to have occurred if any of the following shall have taken place: (1) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (A) the Company or any of its Affiliates or subsidiaries, (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of Common Stock or (E) Lehman Brothers Holdings Inc. or any its domestic or foreign subsidiaries or Affiliates (including, without limitation, Lehman Brothers Inc.) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (2) the Company has sold substantially all of its assets to an unrelated third party or (3) following the election or removal of directors, a majority of the Board consists of individuals who were neither members of the Board one (1) year before such election or removal nor approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the one-year period or were similarly approved.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, or its successor.

(g)	“Disability” means a disability (or such other similar term) as that term is defined in the long-term disability insurance policy then in effect provided by the Company to the Executive, and the decision regarding whether Executive has a Disability under this Agreement shall be the same as the determination of whether Executive is disabled by the carrier providing Executive’s long term disability insurance.

(h)	The “Effective Date of a Change of Control” means the date of occurrence of the specified event constituting such Change of Control.

(i)	“Good Reason” means the occurrence of any of the following events without Executive’s express written consent:

(1)	A reduction in Executive’s then base salary;

(2)	Any material breach by the Company or its successor of any provision of this Agreement;

(3)	A relocation of more than fifty (50) miles of either Executive’s or the Company’s principal office from the location of such office;

(4)	The Company or its successor fails to continue in effect any life insurance plan, health-and-accident plan, 401(k) plan, employee stock ownership plan, disability plan or executive incentive compensation plan in which Executive was participating (or plans providing Executive with substantially equal and similar benefits), or the taking of any action by the Company or its successor which would adversely affect Executive’s participation in or materially reduce his benefits under any such plan, or deprive him of any material fringe benefit enjoyed by him; or

(5)	A substantial and adverse change in the Executive’s duties, control, authority, status or position, including reporting line as specified in Section 2, or the assignment to the Executive of any duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment for Cause, Disability or death.

(j)	“Involuntary Termination of Employment” means a termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason. For the avoidance of doubt, Involuntary Termination of Employment shall not include termination of Executive’s employment by reason of death or Disability.

(k)	“Protected Period” means the period (1) commencing on the earlier of (A) ninety (90) days prior to the Effective Date of a Change of Control or (B) the execution by all parties of a definitive agreement the closing pursuant to which would constitute a Change in Control, and (2) ending (A) if the period commenced under paragraph (1)(A) above, eighteen (18) months after the Effective Date of a Change of Control, or (B) if the period commenced under paragraph (1i)(B) above, the earlier of (i) eighteen (18) months after the Effective Date of a Change of Control, or (ii) the cessation of the Company’s active efforts to consummate the transaction contemplated by such agreement.

(l)	“Similar Business to Company” means any business or other enterprise that is competitive with the then current or planned businesses, products, services or operations of the Company or any of its Affiliated Entities at the time of termination of Executive’s employment. The parties acknowledge that the Company currently is a processor and marketer of refined sugar and produces selected specialty sugar products. For purposes of this paragraph, “planned” shall mean that the Company has taken substantial efforts and expended funds to develop such business, product operation or service and Executive has been involved in such efforts.

2. Employment.

(a)	Executive’s initial term of employment with the Company under this Agreement shall be for the period beginning on the Effective Date and ending on January 29, 2008 (the “Initial Term of Employment”). Executive’s final term of employment with the Company under this Agreement shall be for the period beginning on the day following the cessation of the Initial Term of Employment and ending on January 31, 2009 (the “Final Term of Employment,” together with the Initial Term of employment, the “Term of Employment”). The Term of Employment shall be extendable by the mutual agreement of the parties. The period from the Effective Date through the date of Executive’s termination of employment for whatever reason shall be referred to herein as the “Employment Period.”

(b)	During the Initial Term of Employment, the Company shall employ Executive as President and Chief Executive Officer and, subject to the provisions hereof, Executive agrees to continue to serve as a director of the Company. At the end of the Initial Term of Employment, Executive shall resign as a director of the Company.

(c)	During the Final Term of Employment, the Company shall employ Executive as Vice Chairman of the Company.

(d)	During the Employment Period, Executive’s principal place of employment shall be at the corporate offices of the Company in Sugar

Land, Texas. Executive’s principal place of employment shall not be moved more than 50 miles without his consent, although Executive understands and agrees that he may be required to travel from time to time for business purposes.

3. Compensation.

(a)	During Initial Term of Employment, the Company shall pay or cause to be paid to Executive an annual base salary for his services under this Agreement of not less than $655,000, payable in installments in accordance with the Company’s normal payroll procedures for its executives.

(b)	During the Final Term of Employment, the Company shall pay or cause to be paid to Executive an annual base salary for his services under this Agreement of not less than $262,000, payable in installments in accordance with the Company’s normal payroll procedures for its executives.

(c)	During the Employment Period, the Executive’s base salary shall be subject to at least annual review and may be increased (but not decreased without his consent), depending upon the performance of the Company and Executive and the approval by the Executive Compensation Committee of the Board of the Company (hereafter “Committee”). Executive shall participate in the Company’s annual bonus program as described in Section 5(g) hereof and will be granted annual opportunities thereunder on a basis that is substantially comparable, in terms of amount and opportunity, to similar executives of the Company.

4. Duties and Responsibilities of Executive.

(a)	During the Initial Term of Employment, Executive shall devote his services to the business of the Company on a full time basis and shall perform the duties and responsibilities assigned to him by the Board to the best of his ability and with reasonable diligence. During the Initial Term of Employment, the Executive shall report solely to the Board.

(b)	During the Final Term of Employment, Executive shall devote at least 40% of the amount of time typically spent by him on a weekly basis during the Initial Term of Employment to the business of the Company and shall perform the duties and responsibilities assigned to him by the Company’s Chief Executive Officer. During the Final Term of Employment, the Executive shall report solely to the Chief Executive Officer.

(c)	During the Employment Period, in determining Executive’s duties and responsibilities, the Company’s Board and Chief Executive Officer shall act in good faith and shall not assign duties and responsibilities to Executive that are not appropriate or customary with respect to the position of Executive hereunder.

(d)	Nothing in this Section 4 shall be construed as preventing Executive from engaging in reasonable volunteer services for charitable, educational or civic organizations, or from investing his assets or time in such form or manner as, during the Initial Term, will not require a material amount of his services in the operations of the companies or businesses in which such investments are made, or, during the Final Term will not interfere with his obligations hereunder. Further, nothing in this Section 4, shall prohibit (1) Executive from serving on the board of directors or advisory boards of for-profit corporations or other entities that do not conflict or compete with the Company, or (2) Executive’s service on the advisory board of and ownership of a limited partnership interest in a private investment firm known as Wind Point Partners, as well as his ownership of stock of, limited partnership interest in, or interests in limited liability companies substantially equivalent to limited partnership interests in Wind Point Partners sponsored investment funds or companies.

5. Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to the following:

(a)	Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses paid or incurred by Executive in performing his duties hereunder. The Company shall also provide Executive with suitable office space, including secretarial and staff support. Nothing contained herein shall limit Executive’s use of such office space during the Final Term, to particular days or times. Executive shall receive an automobile expense and operating allowance of $1,000 per month.

(b)	Other Benefits. Executive shall be entitled to participate and shall be included in any pension, profit-sharing, stock option, deferred compensation, prerequisites or similar plan or program of the Company to the extent that he is eligible under the provisions thereof. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Company to the extent that he is eligible under the provisions thereof. The Company warrants that Executive shall be eligible to participate in such plans and programs during the Final Term on substantially the same terms and conditions as he participates during the Initial Term.

(c)	Paid Vacation. Executive shall be entitled to not less than four weeks of paid vacation per year. The number of days of paid vacation may be increased by the Board at any time during the Employment Period.

(d)	Annual Physical. Each year the Company shall pay for a complete physical examination of Executive by a physician selected by Executive with the approval of the Company not to be unreasonably withheld.

(e)	Restricted Stock Grant. On May 16, 2007, the Board granted the Executive 22,000 shares of restricted stock pursuant to the Company’s Long Term Incentive Plan (the “2007 Restricted Stock”), vesting 40% on the second anniversary of the grant date and 60% on the fourth anniversary of the grant date. As of the Effective Date, the Board shall amend the terms of the 2007 Restricted Stock such that it vests: (i) 50% on the date the Executive steps down as Chief Executive Officer of the Company (but in no event later than March 31, 2008); (ii) 50% on the last day of Executive’s employment with the Company, or earlier if by mutual agreement, but in no event later than March 31, 2009); (iii) 100% upon a Change in Control; and (iv) 100% upon Executive’s Involuntary Termination of Employment.

(f)	Acceleration of Restricted Stock and Stock Options. To the extent any restricted stock awards or stock options granted to the Executive prior to the Effective Date are not fully vested as of the Effective Date, the Board shall take all necessary and appropriate actions to modify the terms of all grants of restricted stock to Executive (other than the 2007 Restricted Stock) and all stock options granted to Executive to provide that that if Executive has been continuously employed by the Company from the Effective Date through January 31, 2009, then any such restricted stock that would have become vested during the sixty (60) day period following his Termination Date shall instead become vested on his Termination Date.

(g)	Bonus. From and after the Effective Date, Executive’s annual bonus (“Annual Bonus”) pursuant to the Company’s annual bonus incentive plan shall have the target payment set at 100% of base salary (the “Target Payment”) with performance criteria to be established by the Executive Compensation Committee of the Board and mutually agreed to by the Executive. With respect to fiscal year 2008, the Target Payment shall reflect four months of base salary at the rate set forth in Section 2(b) hereof (or such longer period in the event that the Initial Term is extended) and eight months of base salary at the rate set forth in Section 2(c) hereof (or such shorter period in the event that the Initial Term is extended).

(h)	Attorneys Fees. Upon submission of proper invoices therefore, Executive shall be reimbursed for attorney fees up to a maximum of $10,000 in negotiating and documenting this Agreement and any amendments hereto made for the purposes of complying with section 409A of the Internal Revenue Code.

6. Minimum Rights and Payments upon Termination of Employment. The Executive’s right to compensation and benefits for periods after the date on which his employment with the Company terminates for whatever reason (the “Termination Date”) shall be determined in accordance with this Section 6. Executive shall be entitled to the following payments, in addition to any payments or benefits to which the Executive is entitled under the terms of any employee benefit, compensation or stock plan or under any other provision hereunder:

(a)	His unpaid salary for the full month in which his Termination Date occurred; provided, however, if Executive is terminated for Cause, he shall only be entitled to receive his accrued but unpaid salary through his Termination Date; and

(b)	His accrued but unpaid vacation pay for the period ending on his Termination Date, and

(c)	His earned but unpaid bonus payments.

Such salary and accrued vacation shall be paid to Executive within five (5) business days following the Termination Date.

Any payments due Executive pursuant to Sections 7 or 8 and not timely paid by the Company as provided herein and therein shall bear interest from the due date until the date paid at 12 % per annum.

7. Additional Rights and Payments upon Termination of Employment. The Executive shall have the following additional rights to compensation and benefits in accordance with this Section 7:

(a)	Termination During the Initial Term.

(1)	In the event of Executive’s Involuntary Termination of Employment during the Initial Term, then, upon the Executive’s execution of the General Release described below, the Company shall pay to Executive as additional pay (“Additional Pay”), in a lump sum the product of two (2) and Executive’s annual base salary in effect immediately prior to his Termination Date.

(2)	Pursuant to the “General Release” Executive shall agree to release and waive any claims that he may have against the Company for (A) unlawful discrimination (including, without limitation, age discrimination) and (B) termination pay under any severance pay plan or program maintained by the Company that covers Executive; provided, however, such release shall not release any claims by Executive for payments due under this Agreement, without Executive’s express written consent.

(b)	Termination During the Final Term. In the event of Executive’s Involuntary Termination of Employment during the Final Term, then, upon the Executive’s execution of the General Release, the Company shall pay or provide (as applicable) to Executive as additional pay and benefits (“Final Pay”): (A) Executive’s base salary through the end of the Final Term of Employment; (B) to the extent not already paid, Executive’s target Annual Bonus for fiscal year 2008; and (C) continued medical coverage of the Executive and his eligible dependents through the end of the Final Term of Employment. The Company shall pay the Final Pay described in (A) and (B) to Executive in a cash lump sum.

8. Change of Control Benefit.

(a)	If there is a Change in Control during the Initial Term of Employment then, in addition to any other benefits payable under this Agreement relating to Executive’s employment that may exist from time to time, (including, but not limited to the compensation payable under the foregoing provisions of Section 7(a), or any other compensation payable by the Company to Executive, whether salary, bonus or otherwise), and not in lieu thereof, in the event Executive experiences an Involuntary Termination of Employment during the Protected Period, Executive shall, upon execution of a General Release, be entitled to receive, within thirty (30) days after the later of the Executive’s Involuntary Termination of Employment and the effectuation of the Change in Control, a lump sum payment (the “Change of Control Benefit”) equal to the lesser of (1) twelve (12) months of Executive’s then current base salary amount as set forth in Section 2(b) hereto or (2) the maximum amount that Executive could receive pursuant to such Change of Control without becoming subject to the excise tax imposed by Section 4999 of the Code.

(b)	If there is a Change of Control during the Final Term of Employment while Executive remains employed hereunder then, in addition to any other benefits payable under this Agreement relating to Executive’s employment that may exist from time to time, (including, but not limited to the compensation payable under the foregoing provisions of Section 7(b), or any other compensation payable by the Company to Executive, whether salary, bonus or otherwise), and not in lieu thereof, Executive shall, upon execution of the General Release,, be entitled to receive, within thirty (30) days of the effectuation of the Change in Control, a lump sum payment (the “Single Trigger Change of Control Benefit”) equal to the lesser of (1) one and one half times his annual base salary as set forth in Section 3(b) hereto and (2) the maximum amount that Executive could receive pursuant to such Change of Control without becoming subject to the excise tax imposed by Section 4999 of the Code.

(c)	Executive shall not be entitled to receive any payments under this Section 8 with respect to more than one Change of Control and shall not be entitled to receive any payments under Section 8(a) if he has an Involuntary Termination of Employment other than during the Protected Period or has a termination of employment at any time for any other reason.

(d)	In the event Executive dies subsequent to Executive’s entitlement to benefits under this Section 8 but prior to the payment of such benefits, such benefits payable to Executive shall be paid to Executive’s estate.

(e)	Notwithstanding anything contained in this Agreement to the contrary, it is the intention of the parties hereto that payment of the Change in Control Benefit shall be made in a manner that does not cause the payment to become subject to Section 409A of the Code, or any successor provision thereto.

(f)	Subject to Executive’s earlier termination of employment with the Company, this Section 8 shall remain in effect through the end of the Final Term of Employment. Notwithstanding anything contained in this Agreement to the contrary, if this Section 8 is in effect as of (A) the date that the Company or an Affiliate publicly announces its intention to enter into a transaction that, if consummated, would result in a Change in Control, (B) the date that the Company or an Affiliate enters into a written understanding relating to a transaction that, if consummated, would result in a Change in Control, whether or not such written understanding is binding, or (C) the date the Company enters into discussions with any party pursuant to a written confidentiality and/or standstill agreement relating to a transaction that, if consummated, would result in a Change in Control, or if this Section 8 becomes effective after a date described in clauses (A), (B) or (C) above and, as of the date this Section 8 becomes effective, the Company has not ceased active efforts to consummate such a transaction, this subsection shall automatically be renewed for an additional term. Such additional term shall end on the earlier of (i) eighteen (18) months following the Effective Date of such Change of Control or (ii) the cessation of the Company’s active efforts to consummate the transaction described in clauses (A), (B) or (C) above as applicable, but in no event earlier than the date such term would have ended had there been no such automatic renewal. This provision shall survive the termination of the Agreement.

9. Notice of Termination. Any termination by the Company or the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

10. No Mitigation Required. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

11. Conflicts of Interest. In keeping with his fiduciary duties to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. Moreover, Executive agrees that he shall immediately disclose to the Board any known facts that might involve a conflict of interest of which the Board is not aware.

Executive and Company recognize and acknowledge that it is not possible to provide an exhaustive list of actions or interests that may constitute a conflict of interest. Moreover, Company and Executive recognize there are many borderline situations. In some instances, full disclosure of facts by the Executive to the Board may be all that is necessary to enable Company to protect its interests. In others, if no improper motivation appears to exist and Company’s interests have not demonstrably suffered, prompt elimination of the outside interest may suffice. The Board reserves the right to take such action that does not otherwise violate this Agreement which it determines in its good faith judgment will resolve the conflict of interest.

Executive hereby agrees that any interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might adversely affect the Company or any of its Affiliated Entities, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive would or might arise, and which should be reported immediately to the Board, include, but are not limited to, any of the following:

(a)	Ownership of more than a de minimis interest in any lender, supplier, contractor, customer or other entity with which Company or any of its Affiliated Entities does business;

(b)	Intentional misuse of information, property or facilities to which Executive has access in a manner which is demonstrably injurious to the interests of Company or any of its Affiliated Entities, including its business, reputation or goodwill; or

(c)	Materially trading in products or services connected with products or services designed or marketed by or for the Company or any of its Affiliated Entities.

12. Confidential Information.

(a)

Confidential Information Defined. Executive hereby acknowledges that in his senior management position, he will create, acquire and have access to confidential information and trade secrets pertaining to the business of Company (hereafter “Confidential Information” as defined below). Executive hereby acknowledges that such Confidential Information is unique and valuable to Company’s business and that Company could suffer irreparable injury if Confidential Information was divulged to the public or to persons or entities in competition with Company. Therefore,

Executive hereby covenants and agrees to keep in strict secrecy and confidence, both during and after the Employment Period, any Confidential Information. Executive specifically agrees that he will not at any time disclose to others, use, copy or permit to be copied, except in pursuance of his duties on behalf of Company or with the prior consent of Company, Confidential Information relating to the Company or any of its Affiliated Entities.

(b)	For purposes of this Agreement, “Confidential Information” shall mean and include, without limitation, information related to the business affairs, property, methods of operation, future plans, financial information, customer or client information, or other data which relates to the business or operations of Company or any of its Affiliated Entities, and other information obtained by Executive during the Employment Period which concerns the affairs of Company or any of its Affiliated Entities and which Company has requested be held in confidence or could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or any of its Affiliated Entities, or its and their directors, officers, employees or shareholders. Confidential Information, however, shall not include:

(1)	Information that is at the time of receipt by Executive in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Executive; or

(2)	Information that at any time is received in good faith by Executive from a third party who was lawfully in possession of the same and had the right to disclose the same.

(c)	Required Disclosure. In the event that Executive is required by law to disclose any Confidential Information, Executive agrees that he will provide prompt notice of such potential disclosure to Company so that an appropriate protective order may be sought and/or a waiver of compliance with the provisions of this Agreement may be granted. In the event that (1) the Company does not seek protection of the information or such protection is not obtained by the Company, (2) the Company waives its right to demand Executive’s compliance with this Section 12, or (3) a court or government agency orders Executive to comply with providing information, Executive will not be in violation of this Section 12 by providing the information sought, however, Executive will seek to obtain assurances from the party to which the information is disclosed that it will be kept confidential. The Company agrees to reimburse Executive for any expenses, including attorney’s fees and court costs, expended by Executive in furtherance of his obligation under this Section 12.

(d)	Delivery of Documents. Executive further agrees to deliver to Company at the termination of his employment, all correspondence, memoranda, notes, records, drawings, plans, customer lists or other documents, and all copies thereof made, composed or received by Executive, solely or jointly with others, and which are in Executive’s possession, custody or control at such date and which relate in any manner to the past, present or anticipated business of Company or any of its Affiliated Entities.

(e)	Remedies. In the event of a breach or threatened breach of any of the provisions of this Section 12, Company shall be entitled to an injunction ordering the return of all such documents, and any and all copies thereof, and restraining Executive from using or disclosing, for his benefit or the benefit of others, in whole or in part, any Confidential Information, including, but not limited to, the Confidential Information which such documents contain, constitute or embody. Executive further agrees that any breach or threatened breach of any of the provisions of this Section 12 could cause irreparable injury to Company, for which it would have no adequate remedy at law. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

13. Agreement Not to Compete. Executive hereby recognizes and acknowledges that: (a) in his executive capacity with Company he will be given knowledge of, and access to, the Confidential Information (as described in Section 12); (b) in the event that Executive was to enter into competition with Company, Executive’s knowledge of such Confidential Information would be of invaluable benefit to a competitor of Company, and could cause irreparable harm to Company’s business interests; and (c) Executive’s consent and agreement to enter into the non-competition provisions and covenants set forth herein is an integral condition of this Agreement, without which Company would not have agreed to provide Confidential Information to Executive nor to his compensation, benefits, and other terms of this Agreement. Accordingly, in consideration for his employment, compensation, benefits, access to and entrustment of Confidential Information, and the goodwill, training and experience provided to Executive during his Employment Period, Executive hereby covenants, consents and agrees that during the Employment Period, and for a period of one (1) year after his employment is terminated for any reason except an Involuntary Termination of Employment, Executive shall not, directly or indirectly, acting alone or in conjunction with others, for his own account or for the account of others, including, without limitation, as an officer, director, stockholder, owner, partner, joint venturer, employee, promoter, consultant, agent, representative, or otherwise:

(a)	Solicit, canvass, or accept any fees or business from any customer of Company for himself if he is engaged in a Similar Business to Company or any other person or entity engaged in a Similar Business to Company;

(b)	Engage or participate in any Similar Business to Company within the entire continental United States (referred to herein as the “Restricted Area”);

(c)	Request or advise any service provider, supplier, or customer to reduce or cancel any business that it may transact with Company or any of its Affiliated Entities;

(d)	Solicit, induce, or otherwise attempt to influence any employee of the Company or any of its Affiliated Entities, to terminate his or her relationship with the Company or any of its Affiliated Entities except any administrative staff employee who is hired by the Company at or about the same time as Executive begins his employment with the Company and who previously worked for or with Executive at another business; or

(e)	Make any statement or perform any act intended to advance an interest of an existing or prospective competitor of the Company or any of its Affiliated Entities in any way that demonstrably injures the reputation, goodwill or any other business interest of Company or any of its Affiliated Entities.

For purposes of clarity and not limitation, the non-compete and other provisions of this Section 15 shall not apply to Executive in the event of Executive’s Involuntary Termination of Employment.

Executive hereby agrees that the limitations set forth in this Section 15 on his rights to compete with Company after his termination of employment are reasonable and necessary for the protection of Company. In this regard, Executive specifically agrees that such limitations as to the period of time, geographic area and types and scopes of restriction on his activities, as specified above, are reasonable and necessary to protect the goodwill and other business interests of Company. However, should the time period, the geographic area or any other non-competition provision set forth herein be deemed invalid or unenforceable in any respect, then Executive acknowledges and agrees that, as set forth in Section 20 hereof; reformation may be made with respect to such time period, geographic area or other non-competition provision in order to protect Company’s reasonable business interests to the maximum permissible extent.

14. Remedies. In the event of any pending, threatened or actual breach of any of the covenants or provisions of Section 11, 12 or 13, it is understood and agreed by Executive that the remedy at law for a breach of any of the covenants or provisions of these Sections may be inadequate and, therefore, Company shall be entitled to a restraining order or injunctive relief from any court of competent jurisdiction, in addition to any other remedies at law and in equity. Should a court of competent jurisdiction or an arbitrator (pursuant to Section 24) declare any provision of Section 11, 12 or 13 to be unenforceable due to an unreasonable restriction of duration or geographical are, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Executive and Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of Company or any of its Affiliated Entities. Executive hereby acknowledges and agrees that all of the covenants and other provisions of Sections 11, 12 or 13 are reasonable and necessary for the protection of the Company’s reasonable business interests. Executive hereby agrees that if the Company prevails in any action, suit or proceeding with respect to any matter arising out of or in connection with Section 11, 12 or 13, Company shall be entitled to all equitable and legal remedies, including, but not limited to, injunctive relief and compensatory damages.

15. Defense of Claims. Executive agrees that during the Employment Period and for a period of one (1) year after his Termination Date, upon reasonable request from the Company, he will cooperate with the Company and its Affiliated Entities in the defense of any claims or actions that may be made by or against the Company or any of its Affiliated Entities that affect his prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company (or Affiliated Entity) in such claim or action as determined by Executive or his counsel. To the extent travel is required to comply with the requirements of this Section 15, the Company shall, to the extent possible, provide Executive with notice at least ten (10) days prior to the date on which such travel would be required. Executive shall receive a consulting fee of the greater of $250 per hour or $1500 per day for all time related to his compliance with this Section 15, including without limitation preparation, consulting and travel time. The Company agrees to promptly pay or reimburse Executive upon demand for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with his obligations under this Section 15.

16. Determinations by the Committee. Any question regarding salary, bonus and other compensation payable to Executive pursuant to this Agreement shall be determined in good faith by the Committee.

17. Withholdings: Right of Offset. Except to the extent that such action would cause a violation of section 409A of the Internal Revenue Code, the Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company.

18. Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

19. Incompetent or Minor Payees. Should the Board determine that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder may, notwithstanding any other provision of this Agreement to the contrary, be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

20. Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Executive from and against any and all liability arising from his service as an employee, officer or director of the Company and its Affiliates. To the fullest extent permitted by law, the Company shall retain counsel to defend Executive or shall advance legal fees and expenses to Executive for counsel selected by Executive in connection with any litigation or proceeding related to service as an employee, officer and director of the Company or any of its Affiliates. This Section 20 shall not limit in any way the rights of Executive to any other indemnification from the Company, as a matter of law, contract or otherwise.

21. Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 24), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

22. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

23. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

24. Arbitration.

(a)	Arbitrable Matters. If any dispute or controversy arises between Executive and the Company as to their respective rights or obligations under this Agreement, then either party may submit the dispute or controversy to arbitration under the then-current National Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) (the “Rules”); provided, however, the Company shall retain its rights to seek a restraining order or injunctive relief pursuant to Section 14. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree to a single arbitrator. The site for any arbitration hereunder shall be either Harris County or Fort Bend County, Texas, unless otherwise mutually agreed by the parties.

(b)

Submission to Arbitration. The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision in this Section 24, Executive shall be entitled to seek specific performance of the Executive’s right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c)	Arbitration Procedures. The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq. (or its successor). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d)	Compliance with Award.

(1)	Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(2)	The parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e)	Costs and Expenses. Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator and the AAA for the hearing process shall be paid by the Company, unless otherwise determined by the arbitrator in the award such as, for example, if the arbitrator determines that Executive’s claim was frivolous or not brought in good faith. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

25. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

26. Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 5 through 17, 19 and 24 hereof, shall survive any termination or expiration of this Agreement.

27. Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

28. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliated Entities, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of Company, but otherwise this Agreement shall not be for the benefit of any third parties. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees or other Beneficiary. In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s Beneficiary. “Beneficiary”, for this purpose, shall mean the person or persons designated by Executive in writing to receive any benefits payable to Executive hereunder in the event of his death or, if no such person is so designated, Executive’s surviving spouse if any, or, if not, then Executive’s estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of Executive’s death.

29. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

If to Company, addressed to:

Imperial Sugar Company

P.O. Box 9

Sugar Land, Texas 77487-0009

Attention: Chairman of the Board

If to Executive, addressed to the address set forth below his name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 29.

30. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.

31. Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read the Agreement, and (c) he understands its terms and conditions. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any other contract of employment or covenant not to compete that would conflict with his duties under this Agreement.

32. Timing of Payments. A payment scheduled to be made under this Agreement as a result of Executive’s termination of employment will be paid or commence as soon as practicable after Executive signs and returns the General Release described above. Unless forfeited by Executive, such payment will be made or commence during the same calendar year as Executive’s termination, or (if later) by the 15th day of the third calendar month following executive’s termination of employment. In no event, however, will Executive be permitted to designate the calendar year of the payment.

[Signature Page Follows.]

IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:

Signature:
Name:
Date:

Address for Notices:

IMPERIAL SUGAR COMPANY:

By:
Its:
Name:
Date:

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